EXHIBIT 10.9

                           SUMMARY OF COMPENSATION FOR
                       DIRECTORS OF OHIO VALLEY BANC CORP.

     All of the directors of Ohio Valley Banc Corp. ("Ohio Valley") also serve as directors of its subsidiary, The Ohio Valley Bank Company (the "Bank"). The directors of Ohio Valley are paid by the Bank for their services rendered as directors of the Bank, not Ohio Valley. Each director of the Bank who is not an employee of Ohio Valley or any of its subsidiaries (a "Non-Employee Director") receives $550 per month for his or her services. Each director of the Bank who is an employee of Ohio Valley or any of its subsidiaries (an "Employee Director") receives $350 per month for his or her services. In addition, each director of the Bank receives an annual retainer of $15,350 paid in December of each year for services to be rendered during the following year.

     Each Non-Employee Director who is a member of the Executive Committee of the Bank receives fees of $40,695 annually. This figure was pro-rated for time served for new members. Employee Directors receive no additional compensation for serving on the Executive Committee.

     The Bank also maintains split-dollar life insurance policies, a Director Retirement Plan and a Deferred Compensation Plan for all directors of the Bank. These documents are filed as Exhibit 10.1, Exhibit 10.3 and Exhibit 10.7, respectively, to Ohio Valley's Annual Report on Form 10-K for the fiscal year ended December 31, 2002 (SEC File No. 0-20914).